Exhibit 99.1

United Airlines Reports Full-Year and

Fourth-Quarter 2016 Performance

CHICAGO, Jan. 17, 2017 – United Airlines (UAL) today announced its fourth-quarter and full-year 2016 financial results.

•	Achieved best full-year on-time performance while reporting the lowest number of cancellations, delay minutes and mishandled bags in company history.

•	UAL reported full-year net income of $2.3 billion, diluted earnings per share of $6.85, pre-tax earnings of $3.8 billion and pre-tax margin of 10.4 percent. Excluding special items, UAL reported full-year net income of $2.9 billion, diluted earnings per share of $8.65, pre-tax earnings of $4.5 billion and pre-tax margin of 12.2 percent.

•	UAL reported fourth-quarter net income of $397 million, diluted earnings per share of $1.26, pre-tax earnings of $884 million and pre-tax margin of 9.8 percent. Excluding special items, UAL reported fourth-quarter net income of $562 million, diluted earnings per share of $1.78, pre-tax earnings of $857 million and pre-tax margin of 9.5 percent.

•	Technicians and related employees ratified a joint contract in the fourth quarter. UAL has completed new agreements with every domestic unionized work group in 2016.

•	Employees earned $628 million in profit sharing for 2016.

“Our fourth quarter financial and operating performance capped an outstanding year for United Airlines,” said Oscar Munoz, chief executive officer of United Airlines. “In 2016 we put into action our plan to become the best airline in the world and last year’s results demonstrate we are on our way to achieving that ambition. We will continue delivering on this commitment by investing in our employees, elevating our customer experience and driving strong and consistent returns for our shareholders.”

Full-Year and Fourth-Quarter Revenue

For the fourth quarter of 2016, total revenue was $9.1 billion, an increase of 0.2 percent year-over-year. Fourth-quarter 2016 consolidated passenger revenue per available seat mile (PRASM) decreased 1.6 percent and consolidated yield decreased 1.2 percent compared to the fourth quarter of 2015. This outperformance versus the company’s initial guidance was due to stronger close-in bookings and yields in November and

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

December. For the full-year 2016, consolidated PRASM declined 5.4 percent compared to the prior year driven by factors including a strong U.S. dollar, lower surcharges, reductions from energy-related corporate travel, and declining yields.

“We saw meaningful improvement in the pricing and demand environment in the quarter,” said Scott Kirby, president of United Airlines. “Looking forward, we anticipate first quarter consolidated unit revenues to be approximately flat, marking the fourth straight quarter of sequential quarter-over-quarter improvement.”

Full-Year and Fourth-Quarter Costs

Total operating expense was $8.0 billion in the fourth quarter, up 1.2 percent year-over-year. Excluding special charges, total operating expense was $8.1 billion, a 3.2 percent increase year-over-year. Consolidated unit cost (CASM) decreased 0.8 percent compared to the fourth quarter of 2015 due mainly to lower fuel expense. Fourth quarter consolidated CASM, excluding special charges, third-party business expenses, fuel and profit sharing, increased 4.1 percent year-over-year driven largely by the impact of labor agreements ratified in 2016. For the full year, consolidated CASM decreased 2.9 percent compared to the full year 2015 due to lower fuel expense. Excluding special charges, third-party business expenses, fuel and profit sharing, consolidated CASM increased 2.8 percent compared to the prior year due primarily to new labor agreements.

“I am very pleased with core cost performance achieved in the fourth quarter and full-year 2016 where we kept non-fuel cost growth excluding new labor deals nearly constant,” said Andrew Levy, executive vice president and chief financial officer of United Airlines. “I have great confidence we will achieve our cost efficiency targets outlined at our investor day as we look to offset rising fuel and labor costs.”

Liquidity and Capital Allocation

In the fourth quarter, UAL generated $658 million in operating cash flow and ended the quarter with $5.8 billion in unrestricted liquidity, including $1.35 billion of undrawn commitments under its revolving credit facility. UAL generated $5.5 billion in operating cash flow for the full year. The company continued to invest in its business through capital expenditures of $880 million in the fourth quarter and a total of $3.2 billion for the full year. Including assets acquired through the issuance of debt and airport construction financing and excluding fully reimbursable projects, the company invested $1.1 billion during the fourth quarter and $3.3 billion for the full year in adjusted capital expenditures. Free cash flow, measured as operating cash flow less adjusted capital expenditures, was $2.2 billion for the full year.

For the 12 months ended Dec. 31, 2016, the company’s return on invested capital was 19.3 percent. In the quarter, UAL purchased $156 million of its common shares. For the full year 2016, the company purchased $2.6 billion of its common shares, representing approximately 14 percent of shares outstanding, at an average price of $51.80 per share. As of Dec. 31, 2016, the company had $1.8 billion remaining to purchase shares under its existing share repurchase authority.

For more information on UAL’s first-quarter 2017 guidance, please visit ir.united.com for the company’s investor update.

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

Full-Year and Fourth-Quarter Highlights

Operations and Employees

•	In the fourth quarter, United technicians and related employees voted to ratify a new joint collective bargaining agreement. During 2016, the company reached new agreements with every domestic unionized work group.

•	Achieved best full-year on-time performance while reporting the lowest number of cancellations, delay minutes and mishandled bags in company history.

•	In December, United earned its sixth consecutive perfect 100 percent score on the Human Rights Campaign’s Corporate Equality Index and a spot on the organization’s list of “Best Places to Work for LGBT Equality.”

•	Employees earned cash-incentive payments of approximately $30 million for achieving operational performance goals in the quarter, marking a full year of bonus payouts for a total of approximately $120 million.

•	Further enabled employees to provide a better experience to customers by equipping them with the technology and information they need, including more than 50,000 mobile devices in the operation.

Network and Fleet

•	In the fourth quarter, launched service to Havana, Cuba from its Newark and Houston hubs. During 2016, the company also introduced new routes between San Francisco and five international destinations including Tel Aviv; Xi’an, China; Singapore; Auckland, New Zealand and Hangzhou, China.

•	In the fourth quarter, took delivery of the first Boeing 777-300ER in the company’s fleet, named the “New Spirit of United,” featuring the all-new United Polaris business class seat.

•	During the quarter, announced a modification to its narrowbody order book by converting its original order for 65 Boeing 737-700 aircraft into four 737-800 aircraft to be delivered in 2017 and 61 737MAX aircraft with delivery dates to be determined.

•	During the year, took delivery of 22 new Boeing aircraft, including 737NGs, 787s and 777s, as well as six used Airbus A319 aircraft.

Customer Experience

•	Launched a reimagined international travel experience, United Polaris service, in December and opened the first premier United Polaris lounge in Chicago.

•	Opened automated screening lanes to increase efficiency and improve the screening experience for its customers at hubs in Chicago, Los Angeles and Newark during the fourth quarter.

•	During the year, redesigned and upgraded seven United Clubs across the system.

•	In 2016, re-introduced free snacks and began offering illy® premium coffee onboard and in United Clubs.

•	For 2016, MileagePlus® loyalty program named best overall frequent flyer program in the world for thirteenth consecutive year by Global Traveler.

•	Flew 1,500 athletes, coaches and Team USA staff to the 2016 Rio Olympic and Paralympic Games over the summer as the company celebrated more than 35 years partnering with Team USA.

•	Expanded capabilities of United’s award-winning mobile app, used on more than 28 million devices – enhancing the customer experience with new re-booking options and features to improve management of international travel documents.

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

About United

United Airlines and United Express operate more than 4,500 flights a day to 339 airports across five continents. In 2016, United and United Express operated more than 1.6 million flights carrying more than 143 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates 737 mainline aircraft and the airline’s United Express partners operate 483 regional aircraft. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol “UAL”.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, revenue-generating initiatives, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); economic and political instability and other risks of doing business globally; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements and environmental regulations); the impact of regulatory, investigative and legal proceedings and legal compliance risks; the impact of any management changes; labor costs; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under Part I, Item 1A., “Risk Factors,” of UAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2016	2015		2016	2015
Operating revenue:
Passenger - Mainline	$6,295	$6,180	1.9	$25,414	$26,333	(3.5)
Passenger - Regional	1,466	1,549	(5.4)	6,043	6,452	(6.3)

Total passenger revenue (B)	7,761	7,729	0.4	31,457	32,785	(4.1)
Cargo	250	231	8.2	876	937	(6.5)
Other operating revenue	1,041	1,076	(3.3)	4,223	4,142	2.0

Total operating revenue	9,052	9,036	0.2	36,556	37,864	(3.5)

Operating expense:
Salaries and related costs	2,568	2,424	5.9	10,275	9,713	5.8
Aircraft fuel (C)	1,555	1,618	(3.9)	5,813	7,522	(22.7)
Landing fees and other rent	553	556	(0.5)	2,165	2,203	(1.7)
Regional capacity purchase	552	565	(2.3)	2,197	2,290	(4.1)
Depreciation and amortization	504	476	5.9	1,977	1,819	8.7
Aircraft maintenance materials and outside repairs	448	399	12.3	1,749	1,651	5.9
Distribution expenses	316	316	—	1,303	1,342	(2.9)
Aircraft rent	159	174	(8.6)	680	754	(9.8)
Special charges (D)	(31)	131	NM	638	326	NM
Other operating expenses	1,423	1,296	9.8	5,421	5,078	6.8

Total operating expense	8,047	7,955	1.2	32,218	32,698	(1.5)

Operating income	1,005	1,081	(7.0)	4,338	5,166	(16.0)

Operating margin	11.1%	12.0%	(0.9) pts.	11.9%	13.6%	(1.7) pts.
Operating margin, excluding special charges (A) (Non-GAAP)	10.8%	13.4%	(2.6) pts.	13.6%	14.5%	(0.9) pts.

Nonoperating income (expense):
Interest expense	(148)	(165)	(10.3)	(614)	(669)	(8.2)
Interest capitalized	24	11	118.2	72	49	46.9
Interest income	11	9	22.2	42	25	68.0
Miscellaneous, net (D)	(8)	(31)	(74.2)	(19)	(352)	(94.6)

Total nonoperating expense	(121)	(176)	(31.3)	(519)	(947)	(45.2)

Income before income taxes	884	905	(2.3)	3,819	4,219	(9.5)

Pre-tax margin	9.8%	10.0%	(0.2) pts.	10.4%	11.1%	(0.7) pts.
Pre-tax margin, excluding special items (A) (Non-GAAP)	9.5%	10.4%	(0.9) pts.	12.2%	11.9%	0.3 pts.
Income tax expense (benefit) (E)	487	82	493.9	1,556	(3,121)	NM

Net income	$397	$823	(51.8)	$2,263	$7,340	(69.2)

Earnings per share, diluted	$1.26	$2.24	(43.8)	$6.85	$19.47	(64.8)

Weighted average shares, diluted	316	367	(13.9)	330	377	(12.5)

NM Not meaningful

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2016	2015			2016	2015
Mainline:
Passengers (thousands)	25,590	24,169	5.9		101,007	96,327	4.9
Revenue passenger miles (millions)	45,608	44,470	2.6		186,181	183,642	1.4
Available seat miles (millions)	55,440	53,814	3.0		224,692	219,989	2.1
Cargo ton miles (millions)	790	679	16.3		2,805	2,614	7.3
Passenger revenue per available seat mile (cents)	11.35	11.48	(1.1)		11.31	11.97	(5.5)
Average yield per revenue passenger mile (cents)	13.80	13.90	(0.7)		13.65	14.34	(4.8)
Aircraft in fleet at end of period	737	715	3.1		737	715	3.1
Average stage length (miles)	1,804	1,869	(3.5)		1,859	1,922	(3.3)
Average daily utilization of each aircraft (hours)	9:54	9:59	(0.8)		10:06	10:24	(2.9)

Regional:
Passengers (thousands)	10,433	10,983	(5.0)		42,170	44,042	(4.3)
Revenue passenger miles (millions)	5,930	6,248	(5.1)		24,128	24,969	(3.4)
Available seat miles (millions)	7,078	7,490	(5.5)		28,898	30,014	(3.7)
Passenger revenue per available seat mile (cents)	20.71	20.68	0.1		20.91	21.50	(2.7)
Average yield per revenue passenger mile (cents)	24.72	24.79	(0.3)		25.05	25.84	(3.1)
Aircraft in fleet at end of period	494	521	(5.2)		494	521	(5.2)
Average stage length (miles)	560	562	(0.4)		564	559	0.9

Consolidated (Mainline and Regional):
Passengers (thousands)	36,023	35,152	2.5		143,177	140,369	2.0
Revenue passenger miles (millions)	51,538	50,718	1.6		210,309	208,611	0.8
Available seat miles (millions)	62,518	61,304	2.0		253,590	250,003	1.4
Passenger load factor:
Consolidated	82.4%	82.7%	(0.3	) pts.	82.9%	83.4%	(0.5	) pts.
Domestic	85.2%	85.7%	(0.5	) pts.	85.4%	85.7%	(0.3	) pts.
International	78.9%	79.0%	(0.1	) pts.	80.0%	80.7%	(0.7	) pts.
Passenger revenue per available seat mile (cents)	12.41	12.61	(1.6)		12.40	13.11	(5.4)
Total revenue per available seat mile (cents)	14.48	14.74	(1.8)		14.42	15.15	(4.8)
Average yield per revenue passenger mile (cents)	15.06	15.24	(1.2)		14.96	15.72	(4.8)
Aircraft in fleet at end of period	1,231	1,236	(0.4)		1,231	1,236	(0.4)
Average stage length (miles)	1,441	1,456	(1.0)		1,473	1,487	(0.9)
Average full-time equivalent employees (thousands)	84.8	82.1	3.3		83.9	82.1	2.2

Note: See Part II, Item 6 Selected Financial Data of the company’s Annual Report on Form 10-K for the year ended December 31, 2015 for the definition of these statistics.

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

SUMMARY FINANCIAL METRICS

Note (A) provides a reconciliation of non-GAAP financial metrics to the comparable GAAP financial metrics and provides the reasons UAL management believes these financial metrics are useful.

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2016	2015			2016	2015
Operating income (GAAP)	$1,005	$1,081	(7.0)		$4,338	$5,166	(16.0)
Operating margin (GAAP)	11.1%	12.0%	(0.9	) pts.	11.9%	13.6%	(1.7	) pts.
Operating income, excluding Special charges (Non-GAAP)	974	1,212	(19.6)		4,976	5,492	(9.4)
Operating margin, excluding Special charges (Non-GAAP)	10.8%	13.4%	(2.6	) pts.	13.6%	14.5%	(0.9	) pts.

Adjusted EBITDA, excluding special items (Non-GAAP)	$1,474	$1,560	(5.5)		$6,939	$6,912	0.4
Adjusted EBITDA margin, excluding special items (Non-GAAP)	16.3%	17.3%	(1.0	) pt.	19.0%	18.3%	0.7	pts.
Adjusted EBITDAR, excluding special items (Non-GAAP)	1,633	1,734	(5.8)		7,619	7,666	(0.6)
Adjusted EBITDAR margin, excluding special items (Non-GAAP)	18.0%	19.2%	(1.2	) pts.	20.8%	20.2%	0.6	pts.

Pre-tax income (GAAP)	$884	$905	(2.3)		$3,819	$4,219	(9.5)
Pre-tax margin (GAAP)	9.8%	10.0%	(0.2	) pts.	10.4%	11.1%	(0.7	) pts.
Pre-tax income, excluding special items (Non-GAAP)	857	939	(8.7)		4,462	4,498	(0.8)
Pre-tax margin, excluding special items (Non-GAAP)	9.5%	10.4%	(0.9	) pts.	12.2%	11.9%	0.3	pts.

Net income (GAAP)	$397	$823	(51.8)		$2,263	$7,340	(69.2)
Net income, excluding special items (Non-GAAP)	562	934	(39.8)		2,857	4,478	(36.2)
Tax adjusted net income, excluding special items (Non-GAAP)	562	602	(6.6)		2,857	2,883	(0.9)

Diluted earnings per share (GAAP)	$1.26	$2.24	(43.8)		$6.85	$19.47	(64.8)
Diluted earnings per share, excluding special items (Non-GAAP)	1.78	2.54	(29.9)		8.65	11.88	(27.2)
Tax adjusted diluted earnings per share, excluding special items (Non-GAAP)	1.78	1.64	8.5		8.65	7.65	13.1

Net cash provided by operating activities	$658	$1,115	(41.0)		$5,542	$5,992	(7.5)

Capital expenditures	$880	$763	15.3		$3,223	$2,747	17.3
Adjusted capital expenditures	1,078	791	36.3		3,347	3,506	(4.5)

Free cash flow, net of financings (Non-GAAP)	$(222)	$352	NM		$2,319	$3,245	(28.5)
Free cash flow (Non-GAAP)	(420)	324	NM		2,195	2,486	(11.7)

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

ROIC is a Non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits.

(in millions)	Twelve Months Ended December 31, 2016
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special items (a)	$4,462
NOPAT adjustments (b)	998

NOPAT	$5,460

Effective cash tax rate (c)	0.3%
Invested Capital (five-quarter average)
Total assets	$40,435
Invested capital adjustments (d)	12,182

Average Invested Capital	$28,253

Return on Invested Capital	19.3%

Notes:	Twelve Months Ended December 31, 2016
(a) Non-GAAP Financial Reconciliation
Pre-tax income	$3,819
Add: Special items	643

Pre-tax income excluding special items	$4,462

(b)	NOPAT adjustments include: adding back (net of tax shield) interest expense, the interest component of capitalized aircraft rent and net interest on pension.
(c)	Effective cash tax rate is calculated by dividing cash taxes paid by adjusted pre-tax income.
(d)	Invested capital adjustments include: adding back capital aircraft rent (at 7.0X) and deferred income taxes, less advance ticket sales, frequent flyer deferred revenue, tax valuation allowance and other non-interest bearing liabilities.

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

(A) Pursuant to SEC Regulation G, UAL has included the following reconciliations of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis.

CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry. In addition, the company believes that adjusting for MTM gains and losses from fuel derivative contracts settling in future periods and prior period gains and losses on fuel derivative contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled fuel derivative contracts in a given period.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2016	2015		2016	2015
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	12.43	12.37	0.5	12.22	12.42	(1.6)
Less: Special charges (D)	(0.06)	0.24	NM	0.29	0.15	NM
Less: Third-party business expenses	0.13	0.16	(18.8)	0.11	0.13	(15.4)
Less: Fuel expense	2.33	2.53	(7.9)	2.16	2.87	(24.7)

CASM, excluding special charges, third-party business expenses and fuel	10.03	9.44	6.3	9.66	9.27	4.2
Less: Profit sharing per available seat mile	0.22	0.28	(21.4)	0.28	0.32	(12.5)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.81	9.16	7.1	9.38	8.95	4.8

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	12.87	12.98	(0.8)	12.70	13.08	(2.9)
Less: Special charges (D)	(0.05)	0.22	NM	0.25	0.13	NM
Less: Third-party business expenses	0.11	0.14	(21.4)	0.10	0.12	(16.7)
Less: Fuel expense	2.49	2.64	(5.7)	2.29	3.01	(23.9)

CASM, excluding special charges, third-party business expenses and fuel	10.32	9.98	3.4	10.06	9.82	2.4
Less: Profit sharing per available seat mile	0.19	0.25	(24.0)	0.25	0.28	(10.7)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	10.13	9.73	4.1	9.81	9.54	2.8

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including operating income (loss) excluding special charges, income (loss) before income taxes excluding special items, net income (loss) excluding special items, and net earnings (loss) per share excluding special items, among others. UAL also presented diluted earnings per share excluding special items for the periods presented in 2015 adjusted for the impact of tax expense using the effective tax rate from the respective period in 2016 in order to make the financial measures more comparable. UAL had minimal income tax expense in the second half of 2015 that was offset by the release of its deferred tax asset valuation allowance resulting in a net income tax benefit.

	Three Months Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2016	2015			2016	2015
Operating expenses	$8,047	$7,955	$92	1.2	$32,218	$32,698	$(480)	(1.5)
Less: Special charges (D)	(31)	131	(162)	NM	638	326	312	NM

Operating expenses, excluding special charges	8,078	7,824	254	3.2	31,580	32,372	(792)	(2.4)
Less: Third-party business expenses	69	86	(17)	(19.8)	257	291	(34)	(11.7)
Less: Fuel expense	1,555	1,618	(63)	(3.9)	5,813	7,522	(1,709)	(22.7)
Less: Profit sharing, including taxes	122	153	(31)	(20.3)	628	698	(70)	(10.0)

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$6,332	$5,967	$365	6.1	$24,882	$23,861	$1,021	4.3

Operating income	$1,005	$1,081	$(76)	(7.0)	$4,338	$5,166	$(828)	(16.0)
Less: Special charges (D)	(31)	131	(162)	NM	638	326	312	NM

Operating income, excluding special charges	$974	$1,212	$(238)	(19.6)	$4,976	$5,492	$(516)	(9.4)

Income before income taxes	$884	$905	$(21)	(2.3)	$3,819	$4,219	$(400)	(9.5)
Less: special items before income taxes (D)	(27)	34	(61)	NM	643	279	364	NM

Income before income taxes and excluding special items	$857	$939	$(82)	(8.7)	$4,462	$4,498	$(36)	(0.8)

Net income	$397	$823	$(426)	(51.8)	$2,263	$7,340	$(5,077)	(69.2)
Less: special items, net of tax (D)	165	111	54	NM	594	(2,862)	3,456	NM

Net income, excluding special items	562	934	(372)	(39.8)	2,857	4,478	(1,621)	(36.2)
Less: Income tax adjustment using 2016 tax rate for 2015	—	(332)	332	NM	—	(1,595)	1,595	NM

Tax adjusted net income, excluding special items	$562	$602	$(40)	(6.6)	$2,857	$2,883	$(26)	(0.9)

Diluted earnings per share	$1.26	$2.24	$(0.98)	(43.8)	$6.85	$19.47	$(12.62)	(64.8)
Less: special items	(0.09)	0.09	(0.18)	NM	1.95	0.74	1.21	NM
Less: special income tax items	0.61	0.21	0.40	NM	(0.15)	(8.33)	8.18	NM

Diluted earnings per share, excluding special items	$1.78	$2.54	$(0.76)	(29.9)	$8.65	$11.88	$(3.23)	(27.2)
Less: Income tax adjustment using 2016 tax rate for 2015	—	(0.90)	0.90	NM	—	(4.23)	4.23	NM

Tax adjusted diluted earnings per share, excluding special items	$1.78	$1.64	$0.14	8.5	$8.65	$7.65	$1.00	13.1

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

UAL provides financial metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) as well as earnings before interest, taxes, depreciation and amortization, and aircraft rent (EBITDAR), that we believe provides useful supplemental information for management and investors by measuring profit and profit as a percentage of total operating revenues. These financial metrics are adjusted for special items that are non-recurring and that management believes are not indicative of UAL’s ongoing performance.

	Three Months Ended December 31,		Year Ended December 31,
EBITDA and EBITDAR	2016	2015	2016	2015
(In millions)
Net income	$397	$823	$2,263	$7,340
Adjusted for:
Depreciation and amortization	504	476	1,977	1,819
Interest expense	148	165	614	669
Interest capitalized	(24)	(11)	(72)	(49)
Interest income	(11)	(9)	(42)	(25)
Income tax expense (benefit) (E)	487	82	1,556	(3,121)
Special items before income taxes (D)	(27)	34	643	279

Adjusted EBITDA, excluding special items	1,474	1,560	6,939	6,912

Aircraft rent	159	174	680	754

Adjusted EBITDAR, excluding special items	$1,633	$1,734	$7,619	$7,666

UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, airport construction financing and excluding fully reimbursable projects is useful to investors in order to appropriately reflect the non-reimbursable funds spent on capital expenditures.

	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	Year Ended December 31, 2016	Year Ended December 31, 2015
Capital Expenditures (in millions)
Capital expenditures – GAAP	$880	$763	$3,223	$2,747
Property and equipment acquired through the issuance of debt	271	69	386	866
Airport construction financing	23	12	91	17
Fully reimbursable projects	(96)	(53)	(353)	(124)

Adjusted capital expenditures – Non-GAAP	$1,078	$791	$3,347	$3,506

Free Cash Flow (in millions)
Net cash provided by operating activities	$658	$1,115	$5,542	$5,992
Less capital expenditures – GAAP	880	763	3,223	2,747

Free cash flow, net of financings - Non-GAAP	$(222)	$352	$2,319	$3,245

Net cash provided by operating activities	$658	$1,115	$5,542	$5,992
Less adjusted capital expenditures – Non-GAAP	1,078	791	3,347	3,506

Free cash flow - Non-GAAP	$(420)	$324	$2,195	$2,486

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B) Select passenger revenue information is as follows (in millions):

	4Q 2016 Passenger Revenue (millions)	Passenger Revenue vs. 4Q 2015	PRASM vs. 4Q 2015	Yield vs. 4Q 2015	Available Seat Miles vs. 4Q 2015
Domestic	$3,378	4.0%	(0.3%)	0.6%	4.3%

Atlantic	1,246	(5.2%)	(2.8%)	(0.2%)	(2.4%)
Pacific	1,030	1.8%	(6.0%)	(6.2%)	8.1%
Latin America	641	6.0%	7.7%	4.2%	(1.6%)

International	2,917	(0.5%)	(2.2%)	(2.0%)	1.8%

Mainline	6,295	1.9%	(1.1%)	(0.7%)	3.0%
Regional	1,466	(5.4%)	0.1%	(0.3%)	(5.5%)

Consolidated	$7,761	0.4%	(1.6%)	(1.2%)	2.0%

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C) UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per gallon)	2016	2015		2016	2015
Mainline fuel expense excluding hedge impacts	$1,270	$1,184	7.3	$4,640	$5,711	(18.8)
Hedge losses reported in fuel expense (a)	(20)	(175)	NM	(217)	(604)	NM

Total mainline fuel expense	1,290	1,359	(5.1)	4,857	6,315	(23.1)
Regional fuel expense	265	259	2.3	956	1,207	(20.8)

Consolidated fuel expense	1,555	1,618	(3.9)	5,813	7,522	(22.7)
Cash paid on settled hedges that did not qualify for hedge accounting (b)	—	(115)	NM	(5)	(329)	NM

Fuel expense including all losses from settled hedges	$1,555	$1,733	(10.3)	$5,818	$7,851	(25.9)

Mainline fuel consumption (gallons)	804	784	2.6	3,261	3,216	1.4
Mainline average aircraft fuel price per gallon	$1.60	$1.73	(7.5)	$1.49	$1.96	(24.0)
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.58	$1.51	4.6	$1.42	$1.78	(20.2)
Mainline average aircraft fuel price per gallon including cash paid on settled hedges that did not qualify for hedge accounting	$1.60	$1.88	(14.9)	$1.49	$2.07	(28.0)
Regional fuel consumption (gallons)	158	167	(5.4)	643	670	(4.0)
Regional average aircraft fuel price per gallon	$1.68	$1.55	8.4	$1.49	$1.80	(17.2)
Consolidated fuel consumption (gallons)	962	951	1.2	3,904	3,886	0.5
Consolidated average aircraft fuel price per gallon	$1.62	$1.70	(4.7)	$1.49	$1.94	(23.2)
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.60	$1.52	5.3	$1.43	$1.78	(19.7)
Consolidated average aircraft fuel price per gallon including cash paid on settled hedges that did not qualify for hedge accounting	$1.62	$1.82	(11.0)	$1.49	$2.02	(26.2)

(a)	Includes losses from settled hedges that were designated for hedge accounting. UAL allocates 100 percent of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness losses on settled hedges and losses on settled hedges that were not designated for hedge accounting. Ineffectiveness gains (losses) and gains (losses) on hedges that do not qualify for hedge accounting are recorded in Nonoperating income (expense): Miscellaneous, net.

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(D) Special items include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2016	2015	2016	2015
Operating:
Labor agreement costs and related items	$(60)	$18	$64	$18
Severance and benefit costs	10	4	37	107
Impairment of assets	—	48	412	79
Cleveland airport lease restructuring	—	—	74	—
(Gains) losses on sale of assets and other special charges	19	61	51	122

Special charges	(31)	131	638	326

Nonoperating and income taxes:
Losses (gain) on extinguishment of debt and other	—	7	(1)	202
Income tax expense (benefit) related to special charges	12	(11)	(229)	(11)

Total operating and nonoperating special charges, net of income taxes	(19)	127	408	517
Income tax adjustments (E)	180	88	180	(3,130)
Mark-to-market (MTM) (gains) losses from fuel derivative contracts settling in future periods	—	1	—	(8)
Prior period gains (losses) on fuel derivative contracts settled in the current period	4	(105)	6	(241)

Total special items, net of income taxes	$165	$111	$594	$(2,862)

Special items

Labor agreement costs and related items: The fleet service, passenger service, storekeeper and other employees represented by the International Association of Machinists and Aerospace Workers (IAM) ratified seven new contracts with the company which extended the contracts through 2021. The technicians and related employees represented by the International Brotherhood of Teamsters (IBT) ratified a six-year joint collective bargaining agreement which extended the contract through 2022. During 2016, the company recorded $171 million ($110 million net of taxes) of special charges primarily for payments in conjunction with the IAM and IBT agreements described above. As part of the ratified contract with the IBT, the company amended some of its technicians and related employees’ postretirement medical plans. The amendments triggered curtailment accounting, resulting in the recognition of a one-time $60 million gain ($38 million net of taxes) for accelerated recognition of a prior service credit in one of the plans. Also, as part of the ratified contract with the Association of Flight Attendants, the company amended two of its flight attendant postretirement medical plans. The amendments triggered curtailment accounting, resulting in the recognition of a one-time $47 million gain ($30 million net of taxes) for accelerated recognition of a prior service credit.

Severance and benefit costs: During the three months and year ended December 31, 2016, the company recorded $10 million ($6 million net of taxes) and $37 million ($24 million net of taxes), respectively, of severance and benefit costs related to a voluntary early-out program for the company’s flight attendants and other severance agreements. In 2015, the company recorded $107 million of severance and benefit costs primarily related to a voluntary early-out program for its flight attendants. In 2014, more than 2,500 flight attendants elected to voluntarily separate from the company for a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through the end of 2016.

Impairment of assets: In April 2016, the Federal Aviation Administration (FAA) announced that it will designate Newark Liberty International Airport (Newark) as a Level 2 schedule-facilitated airport under the International Air Transport Association Worldwide Slot Guidelines effective October 30, 2016. The designation was associated with an updated demand and capacity analysis of Newark by the FAA. In 2016, the company determined that the FAA’s action impaired the entire value of its Newark slots because the slots are no longer the mechanism that governs take-off and landing rights. Accordingly, the company recorded a $412 million special charge ($264 million net of taxes) to write off the intangible asset. During its annual assessment in the fourth quarter of 2015, the company recorded $33 million ($22 million net of related income tax benefit) related to impairment of its indefinite-lived intangible assets (certain domestic slots and international Pacific routes), $8 million for the write-off of unexercised aircraft purchase options and $7 million for inventory held for sale. For the full-year 2015, the company also recorded other impairments, including $10 million for discontinued internal software projects and $10 million for the impairment of several engines held for sale.

Cleveland airport lease restructuring: During 2016, the City of Cleveland agreed to amend the lease, which runs through 2029, associated with certain excess airport terminal space (principally Terminal D) and related facilities at Hopkins International Airport. The company recorded an accrual for remaining payments

United Airlines Reports Full-Year and Fourth-Quarter 2016 Performance

under the lease for facilities that the company no longer uses and will continue to incur costs under the lease without economic benefit to the company. This liability was measured and recorded at its fair value when the company ceased its right to use such facilities leased to it pursuant to the lease. The company recorded a net charge of $74 million ($47 million net of taxes) related to the amended lease.

(Gains) losses on sale of assets and other special charges: During the three months and year ended December 31, 2016, the company recorded gains and losses on sale of assets and other special charges of $19 million ($12 million net of taxes) and $51 million ($33 million net of taxes), respectively. During 2015, the company recorded $122 million, which includes $60 million of integration-related costs primarily related to systems integration and training for employees, $32 million related to charges for legal matters, $16 million for the cease use of an aircraft under lease and $14 million for losses on the sale of aircraft and other miscellaneous gains and losses.

Losses (gain) on extinguishment of debt and other: During the year ended December 31, 2016, the company recorded $8 million ($5 million net of taxes) of losses due to exchange rate changes in Venezuela applicable to funds held in local currency and recorded a $9 million ($6 million net of taxes) gain on the sale of an affiliate. During 2015, the company recorded $202 million of losses as part of Nonoperating income (expense): Miscellaneous, net due primarily to the write-off of $134 million related to the unamortized non-cash debt discount from the extinguishment of the 6% Notes due 2026 and 6% Notes due 2028, and $61 million of foreign exchange losses on its holdings of Venezuela currency.

MTM (gains)/losses from fuel derivative contracts settling in future periods and prior period gains/(losses) on fuel derivative contracts settled in the current period: The company uses certain combinations of derivative contracts that are economic hedges but do not qualify for hedge accounting under U.S. generally accepted accounting principles. Additionally, the company may enter into contracts at different times and later combine those contracts into structures designated for hedge accounting. As with derivatives that qualify for hedge accounting, the economic hedges and individual contracts are part of the company’s program to mitigate the adverse financial impact of potential increases in the price of fuel. The company records changes in the fair value of these various contracts that are not designated for hedge accounting to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three months and year ended December 31, 2016, the company did not record any MTM gains or losses on fuel derivative contracts that will settle in future periods. For fuel derivative contracts that settled in the three months and year ended December 31, 2016, the company recorded MTM gains of $4 million and $6 million, respectively, in prior periods. During the three months and year ended December 31, 2015, the company recorded $1 million in MTM losses and $8 million in MTM gains, respectively, on fuel derivative contracts that will settle in future periods. For fuel derivative contracts that settled in the three months and year ended December 31, 2015, the company recorded MTM losses of $105 million and $241 million, respectively, in prior periods.

(E) The company’s effective tax rate for the three months and year ended December 31, 2016 was 55% and 41%, respectively. The rate for both periods was impacted by a special tax expense of $180 million. The company recorded approximately $180 million of deferred income tax expense adjustments in AOCI, which related to losses on fuel hedges designated for hedge accounting. Accounting rules required the adjustments to remain in AOCI as long as the company had fuel derivatives designated for cash flow hedge accounting. In 2016, we settled all of our fuel hedges and have not entered into any new fuel derivative contracts for hedge accounting. Accordingly, the company reclassified the $180 million to income tax expense in 2016. The effective tax rate for 2016 also represented a blend of federal, state and foreign taxes and the impact of certain nondeductible items.

The company’s effective tax rate for the three months and year ended December 31, 2015 was impacted by the valuation allowance release. After considering all positive and negative evidence, the company concluded that its deferred income taxes would more likely than not be realized. The company released substantially all of its valuation allowance in the third quarter of 2015, which resulted in a $3.2 billion benefit in its provision for income taxes.

# # #